                                       EXHIBIT 11


ROBOTIC VISION SYSTEMS, INC AND SUBSIDIARIES

COMPUTATION OF PER SHARE ACCOUNTS

                                                        Three Months Ended
                                                        ------------------
                                                December 31, 1995      December 31, 1994
                                                 -----------------     -----------------
Net income...................................        $3,886,000             $920,000
                                                     ==========             ========
Weighted average number of common shares......        15,497,000           13,254,000

Assumed number of shares issued from common
 share equivalents...........................         2,134,000            2,137,000
                                                      ---------            ---------

Weighted average number of common and common
 equivalent shares...........................        17,631,000           15,391,000
                                                     ==========           ==========

Net income per share.........................             $0.22                $0.06
                                                          =====                 ====